Exhibit 99.2

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS	Grant Thornton LLP
Two Commerce Square
2001 Market St., Suite 700
Philadelphia, PA 19103

T 215.561.4200
F 215.561.1066
www.GrantThornton.com

Board of Directors and Stockholders

OnCore Biopharma, Inc.

We have audited the accompanying consolidated financial statements of OnCore Biopharma, Inc. (an Delaware corporation) and subsidiary, which comprise the consolidated balance sheets as of December 31, 2014, and the related consolidated statements of operations, changes in redeemable convertible preferred stock and stockholders’ equity (deficit), and cash flows for the year then ended, and the related notes to the financial statements.

Management’s responsibility for the financial statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

Grant Thornton LLP

U.S. member firm of Grant Thornton International Ltd

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of OnCore Biopharma, Inc. and subsidiary as of December 31, 2014, and the results of their operations and their cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Emphasis of matter regarding going concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note A to the financial statements, the Company incurred losses and negative cash flows from operations since inception and had an accumulated deficit of approximately $5,106,000 as of December 31, 2014. These conditions, along with other matters as set forth in Note A, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note A. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Other Matter

We also audited, in accordance with the standards of the Pubic Company Accounting Oversight Board (United States), the financial statements of the Company as of and for the year ended December 31, 2013, and our report dated November 19, 2014 expressed an unqualified opinion on those 2013 financial statements.

Philadelphia, Pennsylvania

March 6, 2015

Grant Thornton LLP U.S. member firm of Grant Thornton International Ltd	2

ONCORE BIOPHARMA, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(See Notes to Financial Statements)

	December 31,
	2014	2013
ASSETS
Current assets:
Cash	$1,148,523	$12,977
Prepaid expense	47,068	157
Deferred issuance costs	885,838	—
Other current assets	16,099	—

Total current assets	2,097,528	13,134
Machinery & equipment, net	150,906	132,657
In process research and development	9,702,100	—
Goodwill	3,960,266	—
Security deposit	11,110	150

Total assets	$15,921,910	$145,941

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$779,240	$14,137
Accrued expenses	853,266	3,694
Due to former Enantigen Therapeutics, Inc. shareholders	2,000,000	—
Due to founders	—	9,037
Employee related liabilities	100,097	—

Total current liabilities	3,732,603	26,868
Contingent consideration	4,735,999	—
Deferred tax liability	3,938,412	—
Stock option early exercise	173,074	—

Total liabilities	12,580,088	26,868

Commitments and contingencies
Redeemable convertible preferred stock, $0.001 par value per share, none and 15,000,000 shares authorized at December 31, 2013 and December 31, 2014, respectively, none and 13,061,224 issued and outstanding at December 31, 2013 and December 31, 2014, respectively (liquidation preference of $8,183,729 at December 31, 2014)	8,006,048	—
Stockholders’ equity:
Common stock, par value $0.001 per share, 10,000,000 and 25,000,000 shares authorized and 6,000,000 and 6,530,612 outstanding at December 31, 2013 and December 31, 2014, respectively	6,531	6,000
Additional paid in capital	435,466	156,000
Accumulated deficit	(5,106,223)	(42,927)

Total stockholders’ (deficit) equity	(4,664,226)	119,073

Total liabilities, redeemable convertible preferred stock and stockholders’ (deficit) equity	$15,921,910	$145,941

ONCORE BIOPHARMA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(See Notes to Financial Statements)

	Year Ended December 31,
	2014	2013
Revenue	$—	$—
Operating expenses:
Research and development	2,879,938	—
General and administrative	2,179,727	9,749

Total operating expenses	5,059,665	9,749

Loss from operations	(5,059,665)	(9,749)

Other expense
Change in fair value of warrant liability	3,525	—
Interest expense	106	—

Net loss	(5,063,296)	(9,749)

Items applicable to preferred stock:
Redeemable convertible preferred stock dividends	183,729	—
Accretion of redeemable convertible preferred stock	21,267	—

Net loss applicable to common shareholders	$(5,268,292)	$(9,749)

Basic and diluted net loss per common share	$(1.206)	$(0.002)
Weighted average common shares outstanding—basic and diluted	4,367,343	6,000,000

ONCORE BIOPHARMA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

(See Notes to Financial Statements)

					Additional Paid In Capital		Total Stockholders’ Equity (Deficit)
	Redeemable
	Preferred Stock		Common Stock			Accumulated Deficit
	Shares	Amount	Shares	Amount
Balance December 31, 2012	—	$—	6,000,000	$6,000	$145,000	$(33,178)	$117,822
Capital contribution	—	—	—	—	11,000	—	11,000
Net loss	—	—	—	—	—	(9,749)	(9,749)
Balance December 31, 2013	—	—	6,000,000	6,000	156,000	(42,927)	119,073
Issuance of Series R Preferred Stock, net of issuance costs of $198,948	13,061,224	7,801,052	—	—	—	—	—
Accretion of accumulated dividends on preferred stock	—	183,729	—	—	(183,729)	—	(183,729)
Accretion of issuance costs on preferred stock	—	21,267	—	—	(21,267)	—	(21,267)
Exercise of common stock warrants issued to Drexel and Blumberg for patent license including reclassification of $148,571 from warrant liability account	—	—	530,612	531	148,571	—	149,102
Share-based compensation expense	—	—	—	—	130,972	—	130,972
Capital contribution	—	—	—	—	204,919	—	204,919
Net loss	—	—	—	—	—	(5,063,296)	(5,063,296)

Balance at December 31, 2014	13,061,224	$8,006,048	6,530,612	$6,531	$435,466	$(5,106,223)	$(4,664,226)

ONCORE BIOPHARMA, INC. AND SUBISIDIRIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(See Notes to Financial Statements)

	Year Ended December 31,
	2014	2013
Cash flows from operating activities:
Net loss	$(5,063,296)	$(9,749)
Adjustments to reconcile net loss to net cash used in operating activities:
Share-based compensation expense	130,972	—
Common stock warrants issued for license of patent	145,046	—
Change in fair value of warrant liability	3,525	—
Depreciation expense	5,376	—
Cash resulting from changes in operating assets and liabilities
Employee advance	—	58
Prepaid expense	(39,133)	(157)
Due from founders	(2,776)	—
Other current assets	(3,505)	—
Deposits	(8,733)	(150)
Accounts payable	741,865	(1,200)
Accrued expenses and employee related liabilities	822,085	19

Net cash used in operating activities	(3,268,574)	(11,179)

Cash flows from investing activities:
Acquisition of a business, net of cash acquired	(2,857,226)	—
Cash expenditures for equipment	(23,355)	—

Net cash used in investing activities	(2,880,581)	—

Cash flows from financing activities:
Proceeds from the sale of Series R Preferred Stock, net of issuance costs	7,801,052	—
Deferred issuance costs	(885,838)	—
Proceeds from the exercise of common stock warrants	531	—
Proceeds from additional founders capital investment	204,919	11,000
Proceeds from early exercise of stock options	173,074	—
(Repayment) proceeds from short-term borrowings from founders	(9,037)	9,037

Net cash provided by financing activities	7,284,701	20,037

Net change in cash	1,135,546	8,858
Cash—beginning of period	12,977	4,119

Cash—end of period	$1,148,523	$12,977

Supplementary disclosures of cash flow information:
Cash paid during the period for:
Interest	$—	$—
Income taxes	$—	$—
Non-cash investing and financing activities:
Preferred stock dividends accrued	$183,729	$—
Establishment of derivative liability related to common stock warrants issued	$145,046	$—
Reclassification of fair value of warrants from liability to equity upon exercise of warrants	$148,571	$—

ONCORE BIOPHARMA, INC. AND SUBIDIDIARIES

NOTE A—DESCRIPTION OF BUSINESS AND LIQUIDITY

[1]	Description of business:

OnCore Biopharma, Inc. (“OnCore”) is incorporated in the State of Delaware and located in Pennsylvania. The Company was incorporated on May 10, 2012. The Company is dedicated to discovering, developing and commercializing an all-oral cure for patients suffering from chronic hepatitis B infection, a disease of the liver caused by the hepatitis B virus. The Company is developing a portfolio of drug candidates with multiple mechanisms of action that the Company believes will ultimately result in a combination therapy to cure hepatitis B.

Effective October 1, 2014, the Company acquired all of the outstanding common stock of Enantigen Therapeutics, Inc. (“Enantigen”), a transaction accounted for as a business combination, which was financed through the payments of approximately $5 million at closing or within 6 months thereafter, and the potential issuance of additional clinical and sales-based milestone payments. See Note C. Enantigen is a biopharmaceutical company, incorporated in Delaware on December 21, 2007, focused on drug discovery and development of novel drugs to treat life-threatening infectious diseases, with a focus on the development of oral therapeutics for the treatment of hepatitis B. The Company has two early stage products under development, and has its principal office in Doylestown, Pennsylvania.

OnCore and Enantigen (together, “the Company”) were largely focused on assessing and obtaining assets and setting up its initial organizational plans in 2012 and 2013. In 2014, the Company completed its initial external funding, in-licensed several drug development programs and entered into other agreements—See Notes H, L, K and M. The Company has determined that is has one operating and reporting segment.

[2]	Liquidity:

The Company has incurred losses and negative cash flows from operations since inception and had an accumulated deficit of $5,106,223 as of December 31, 2014. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. The Company has not generated any revenue and does not anticipate generating any revenue related to product sales in the foreseeable future.

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from the outcome of this uncertainty. The Company anticipates incurring additional losses until such time, if ever, that it can obtain marketing approval to sell, and then generate significant sales, of its drug candidates that are currently in development. Substantial additional financing will be needed by the Company to fund its operations and to develop and commercialize its drug candidates.

In 2014, the Company secured an initial funding, licensed in several technologies and formalized several other key agreements— Notes H, L, K and M. The Company believes that it will be able to obtain additional working capital through additional equity financings or other arrangements to fund operations; however, there can be no assurance that such additional financing, if available, can be obtained on terms acceptable to the Company. If the Company is unable to obtain such additional financing, future operations would need to be scaled back or discontinued.

On January 11, 2015, Tekmira Pharmaceuticals Corporation (“Tekmira”), a leading developer of RNA interference (RNAi) therapeutics, and OnCore, announced the signing of a merger agreement to create a new leading global HBV company focused on developing a curative regimen for hepatitis B patients by combining multiple therapeutic approaches. The transaction is subject to regulatory and shareholder approval. See Note J[1] for further details. In addition, the Company has explored external financing alternatives which will be needed by the Company to fund its operations.

The Company’s future operations are highly dependent on a combination of factors, including (i) the timely and successful completion of the merger transaction or completion of additional financing discussed above; (ii) the success of its research and development; (iii) the development of competitive therapies by other biotechnology and pharmaceutical companies, (iv) the Company’s ability to manage growth of the organization; (v) the Company’s ability to protect its proprietary technology; and, ultimately; (vi) regulatory approval and market acceptance of the Company’s proposed future products.

NOTE B—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

[1]	Basis of presentation:

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (GAAP). The consolidated financial statements include the accounts of OnCore and its majority owned subsidiary, Enantigen. All intercompany balances and transactions have been eliminated in consolidation.

Any reference in these notes to applicable guidance is meant to refer to the authoritative United States generally accepted accounting principles as found in the Accounting Standards Codification (ASC) and Accounting Standards Update (ASU) of the Financial Accounting Standards Board (FASB).

[2]	Use of estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

[3]	Fair value of financial instruments:

The Company’s financial instruments, including cash, prepaid expenses, accounts payable, and accrued expenses are reflected in the accompanying financial statements at carrying value, which approximates fair value because of the short-term maturity of these instruments.

[4]	Machinery and equipment:

Machinery and equipment, consisting mainly of laboratory equipment, is recorded at cost. Maintenance and repairs that do not improve or extend the lives of the respective assets are expensed to operations as incurred. Upon disposal, retirement or sale, the related cost and accumulated depreciation is removed from the accounts and any resulting gain or loss is included in the results of operations. Depreciation is recorded for machinery and equipment using the straight-line method over the estimated useful lives of three to seven years. The machinery and equipment was placed into services during the fourth quarter of 2014.

The Company reviews the recoverability of all long-lived assets, including the related useful lives, whenever events or changes in circumstances indicate that the carrying amount of a long-lived asset might not be recoverable. Recoverability is measured by comparison of the book values of the assets to future net undiscounted cash flows that the assets are expected to generate. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the book value of the assets exceeds their fair value, which is measured based on the projected discounted future net cash flows arising from the assets. There have been no indications of impairment of long-lived assets through December 31, 2014.

[5]	In process research and development:

Intangible assets consist of in-process research and development arising from the Company’s acquisition of Enantigen. Valuation techniques consistent with the income approach were used to measure fair value. The Company determined the asset to be non-amortizable and will test annually for impairment, beginning in the fourth quarter of 2015, or earlier, if a triggering event occurs.

[6]	Goodwill:

Goodwill represents the excess of purchase price over the value assigned to the net tangible and identifiable intangible assets of Enantigen. Goodwill will be tested annually for impairment beginning in the fourth quarter of 2015, or earlier, if a triggering event occurs.

[7]	Deferred issuance costs:

The Company had been preparing for an initial public offering of its shares of common stock through December 31, 2014. As a result, incremental costs consisting of legal fees which are directly attributable to the proposed offering of securities have been deferred. The offering process has been postponed subsequent to December 31, 2014, but not aborted\. As a result, these costs remain on the Company’s December 31, 2014 consolidated balance sheet.

[8]	Research and development expense:

Research and development costs are charged to expense when incurred in accordance with FASB ASC 730, Research and Development. Research and development includes costs such as drug discovery costs, pre-clinical research, employee compensation, contracted research and license agreement fees with no alternative future use, supplies and materials, and allocation of various corporate costs.

Costs for research and development activities are recognized based upon information provided by vendors on their actual costs incurred. Payments for these activities are based on the terms of the individual arrangements, which may differ from the pattern of costs incurred, and are reflected in the financial statements as prepaid or accrued expenses.

[9]	Stock-based compensation:

The Company accounts for its stock-based awards issued to employees and directors in accordance with the provisions of ASC Topic 718, Compensation—Stock Compensation. Under ASC topic 718 stock-based awards are valued at fair value on the date of grant, and that fair value is recognized as compensation expense, over the requisite service period on a straight-line basis. The Company uses the Black-Scholes option pricing model to estimate the fair value of stock-based compensation.

The Company accounts for equity instruments issued to non-employees for acquired goods or services in accordance with the provisions of ASC Topic 505, subtopic 50, Equity-Based Payments to Non-Employees. Pursuant to ASC Topic 505, all transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. The measurement date used to determine the fair value of the equity instrument issued is the earlier of the date on which the performance is complete or the date upon which it is probable that performance will occur. The Company uses the Black-Scholes valuation model to estimate the fair value of the equity instruments issued. The measurement of stock-based compensation is subject to periodic adjustments as the underlying equity instruments vest and the expense is recognized over the period which goods or services are received.

[10]	Redeemable convertible preferred stock:

The Company evaluates and accounts for conversion options embedded in redeemable convertible preferred stock in accordance with ASC 480, Distinguishing Liabilities from Equity, ASC 815, Derivatives and Hedging Activities and ASU 2014-16, an update to ASC 815. Applicable generally accepted accounting principles (“GAAP”) potentially requires companies to bifurcate conversion options from their host instruments and account for them as freestanding derivative financial instruments at their fair value according to certain criteria. The criteria includes circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable GAAP with changes in fair value reported in earnings as they occur, and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument. The Company evaluated the Series R preferred stock and its embedded conversion feature on the date of issuance and determined the host instrument and the embedded conversion feature are more akin to equity and are therefore clearly and closely related as defined by ASC 815. As such bifurcation of the embedded conversion feature was not required.

The Company accounts for the redemption premium and issuance costs on its redeemable convertible preferred stock using the effective interest method, accreting such amounts to preferred stock from the date of issuance to the earliest date of redemption. The Company classifies all redeemable equity issuances outside of permanent equity. See Note H regarding preferred stock.

[11]	Income taxes:

The Company accounts for income taxes in accordance with ASC 740, Income Taxes. Under the assets-and-liability method of ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and the respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under ASC 740, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

The Company accounts for uncertain tax positions in accordance with the provisions of ASC 740. When uncertain tax positions exist, the Company recognizes the tax benefit of tax positions to the extent that the benefit will more likely than not be realized. The determination as to whether the tax benefit will more likely than not be realized is based upon the technical merits of the tax position as well as consideration of the available facts and circumstances. As of December 31, 2014 and 2013, the Company does not have any significant uncertain tax positions.

[12]	Net loss per common share:

Basic and diluted net loss per common share is determined by dividing net loss attributable to common stockholders by the weighted average common shares outstanding during the period, excluding the dilutive effects of Preferred Stock and Options. Diluted net loss per share of common stock is computed by dividing the net loss applicable to common stockholders by the sum of the weighted-average number of shares of Common Stock outstanding during the period plus the potential dilutive effects of Preferred Stock and Options outstanding during the period calculated in accordance with the treasury stock method, but are excluded if their effect is anti-dilutive. At December 31, 2013 and December 31, 2014 there were nil and 13,061,224 potentially dilutive shares of Preferred Stock outstanding, respectively and nil and 546,630 Options to purchase shares of the Company’s common stock outstanding, respectively. Because the impact of these items is anti-dilutive during periods of net loss, there was no difference between basic and diluted net loss per share of Common Stock for the year ended December 31, 2013 and 2014. Shares underlying options which have been early exercised (see Note I) are excluded from common shares outstanding until the Company’s call option lapses and the shares are no longer subject to the repurchase feature.

[13]	Comprehensive Loss:

Comprehensive loss is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. Comprehensive loss was equal to net loss for all periods presented.

[14]	Recently issued accounting pronouncements:

In July 2013, the FASB issued ASU 2013-11, Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists. This update amends ASC 740 to require that in certain cases, an unrecognized tax benefit, or portion of an unrecognized tax benefit, should be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward when such items exist in the same taxing jurisdiction. The amendments in this update are effective for fiscal years, and interim periods within those years, beginning after December 15, 2013. Early adoption is permitted. The amendments should be applied prospectively to all unrecognized tax benefits that exist at the effective date, and retrospective application is permitted. The Company has no unrecognized tax benefits and therefore the adoption of this standard had no impact on its consolidated financial statements.

In June 2014, the FASB issued ASU No. 2014-10, Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements, Including an Amendment to Variable Interest Entities Guidance in Topic 810, Consolidation. This ASU removes the definition of a development stage entity and all incremental financial reporting requirements from U.S. GAAP for development stage entities. Topic 915 Development Stage Entities will be removed from the FASB Accounting Standards Codification. The elimination of the development stage entity financial reporting requirements is effective for annual reporting periods beginning after December 15, 2014. A public business entity may adopt this guidance early for any annual reporting period or interim period for which financial statements have not been issued. All other entities may adopt this guidance early for financial statements that have not yet been made available for issue. The Company adopted this guidance in 2013, and accordingly, certain “since inception” disclosures have been eliminated.

In June 2014, the FASB issued authoritative guidance on stock compensation, which requires performance targets that affect vesting and can be achieved after the requisite service period, to be treated as a performance condition. As such, the performance target should not be reflected in estimating the grant-date fair value of the award. Compensation cost should be recognized in the period in which it becomes probable that the performance target will be achieved and should represent the compensation cost attributable to the period(s) for which the requisite service has already been rendered. If achievement of the performance target becomes probable before the end of the requisite service period, the remaining unrecognized compensation cost should be recognized prospectively over the remaining requisite service period. The amendments are effective for fiscal years beginning after December 15, 2015. Management is currently evaluating the impact that this standard will have on its consolidated financial statements.

In August 2014, the FASB issued ASU No. 2014-15, “Presentation of Financial Statements—Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern” (“ASU 2014-15”). ASU 2014-15 is intended to define management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern and to provide related footnote disclosures. Specifically, ASU 2014-15 provides a definition of the term substantial doubt and requires an assessment for a period of one year after the date that the financial statements are issued (or available to be issued). It also requires certain disclosures when substantial doubt is alleviated as a result of consideration of management’s plans and requires an express statement and other disclosures when substantial doubt is not alleviated. The new standard will be effective for reporting periods beginning after December 15, 2016, with early adoption permitted. Management is currently evaluating the impact of the adoption of ASU 2014-15 on its consolidated financial statements and disclosures.

NOTE C – BUSINESS COMBINATION

On October 1, 2014 the Company entered into a stock purchase agreement to acquire 100% of the outstanding stock of Enantigen. Enantigen had two programs in pre-clinical development related to Hepatitis B therapies (“HBV Products”).

In connection with the Enantigen acquisition and after certain adjustments for liabilities assumed on the date of acquisition, approximately $4.9 million of cash was or is to be issued to the holders of all equity securities in Enantigen. Of the $4.9 million, $1.9 million was paid at closing with an additional $1.0 million paid on December 31, 2014. The remaining $2.0 million due to be paid on March 31, 2015. Upon the achievement of certain triggering events, the Company will be required to pay the Enantigen shareholders up to an aggregate of $21 million for the two programs. The regulatory milestone payments have an estimated fair value of approximately $4.7 million and have been treated as contingent consideration. The fair value of the contingent consideration issued was based upon the Company’s valuation of the contingent consideration as approved by the Company’s board of directors using a probability weighted assessment of the likelihood that the milestones would be met and the estimated timing of such potential payments, and then the potential contingent payments were discounted to their present value using a probability adjusted discount rate of 17.7% (reflecting the early stage nature of the development program, time to complete the program development and overall biotech indexes).

Also included in the stock purchase agreement are sales-based milestones. These sales-based milestones are based on the cumulative, worldwide Net Sales of the First HBV Product to be commercialized by OnCore, payable when Net Sales exceed certain thresholds. Further, the Company is required to pay a low single digit royalty to the Enantigen shareholders up to a maximum royalty payment of $1.0 million. Due to the uncertainty regarding the timing and achievement of the sales based milestones and royalties, these items have not been included as contingent consideration.

The assets acquired consisted principally of in-process research and development of approximately $9.7 million, which, based on the Company’s assessment, is a non-amortizable intangible asset, and goodwill of $4.0 million. Due to the indefinite life of the intangible asset, it cannot be used as a source of taxable income, resulting in a “naked tax credit” liability of approximately $3.9 million and a corresponding increase to goodwill. The resulting deferred tax liability will have an indefinite life and could remain on the balance sheet indefinitely for continuing operations unless there is an impairment of the related assets for financial reporting purposes, the business to which those assets relate were to be disposed of, or when the intangible asset becomes commercially viable.

Other assets and liabilities assumed were recorded at book value, which approximates fair value as the assets and liabilities assumed were of a short-term nature.

The following table shows the preliminary purchase price including the contingent consideration of $4.7 million, estimated acquisition-date fair values of the to-be-acquired assets and liabilities assumed, and calculation of goodwill for the Enantigen acquisition, as of October 1, 2014.

(in thousands)
Total cash consideration:
Cash upon closing	$1,891
Present value of deferred cash payments	3,000

4,891
Total contingent consideration	4,736

Total purchase price	$9,627

Assets acquired and liabilities assumed:
Tangible assets acquired	$54
Total liabilities assumed	(151)
In-process research and development	9,702
Deferred tax liability	(3,938)
Goodwill	3,960

Total assets acquired and liabilities assumed	$9,627

The initial accounting for the Enantigen acquisition is subject to completion of the Company’s analysis of the fair value of the assets and liabilities of Enantigen as of the date of the acquisition. As such, the information above is preliminary based and will be adjusted upon completion of the final valuation. These adjustments could be material. The final valuation is expected to be completed as soon as practicable but no later than one year from the consummation of the acquisition. The establishment of the fair value of the consideration for an acquisition, and the allocation to identifiable tangible and intangible assets and liabilities requires the extensive use of accounting estimates and management judgment. The fair values assigned to the assets acquired and liabilities assumed are based on estimates and assumptions from data currently available.

NOTE D—MACHINERY AND EQUIPMENT

Machinery and equipment of approximately $132,657 was purchased in 2012, but had not been installed and placed in operation as of December 31, 2013. The equipment relates to the outfit of laboratories. The Company began installing the equipment during the fourth quarter of 2014 and also made other purchases throughout the year.

	December 31,
	2014	2013
Lab equipment	$154,091	$132,657
Computer equipment	2,191	—

	156,282	132,657
Less accumulated depreciation	(5,376)	—

Property and equipment, net	$150,906	$132,657

NOTE E—ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and Other current liabilities consist of the following:

	December 31,
	2014	2013
Accrued legal fees – initial public offering	$412,335	$—
Accrued legal fees – general	246,657	—
Accrued research and development costs	94,958	3,675
Accrued filing fees	91,314	—
Accrued employee related liabilities	100,097	—
Other	8,002	19

	$953,363	$3,694

NOTE F—FAIR VALUE MEASUREMENTS

The Company applies various valuation approaches in determining the fair value of its financial assets and liabilities within a hierarchy that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the inputs that market participants would use in pricing the asset or liability and are developed based on the best information available under the circumstances. The fair value hierarchy is broken down into three levels based on the source of inputs as follows:

Level 1—Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access.

Level 2—Valuations based on quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active and models for which all significant inputs are observable, either directly or indirectly.

Level 3—Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

The availability of observable inputs can vary among the various types of financial assets and liabilities. To the extent that the valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, for financial statement disclosure purposes, the level in the fair value hierarchy within which the fair value measurement is classified is based on the lowest level input that is significant to the overall fair value measurement.

The Company had no assets or liabilities classified as Level 1 or Level 2. The Common Stock warrants (see Note L[4]) were classified as Level 3 upon issuance in February 2014. The fair values of these instruments are determined using models based on market observable inputs and management judgment. The Company estimated the initial value of the warrants upon issuance using a probability weighting of potential outcomes of funding options—including the duration until funding is received and the size of the potential funding. This Monte Carlo simulation model used these funding possibilities to determine a probable warrant value which was then discounted at a rate of 9.9% which was reflective of the Company’s capital structure and cost of capital over the probability-weighted expected period to funding. The Company has re-measured the liability to estimated fair value at August 15, 2014, the date such warrants were automatically exercised pursuant to the Roivant Transaction (See Note H), using the fair value of a share of common stock since there was no longer multiple funding scenarios and since the warrants were immediately exercisable.

The following table presents a reconciliation of the warrant liability measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the period ended December 31, 2014:

Balance at December 31, 2013	$—
Fair value of warrant liability award on date of issue	145,046
Change in fair value upon re-measurement	3,525
Settlement of warrant liability awards	(148,571)

Balance at December 31, 2014	$—

In addition, the contingent consideration of $4.7 million related to the acquisition of Enantigen was classified as Level 3 as of October 1, 2014 and is measured on a recurring basis using significant unobservable inputs. The Company’s valuation techniques and Level 3 inputs used to estimate the fair value of contingent consideration are further described in Note C.

NOTE G—RELATED PARTY TRANSACTIONS

During 2013, the Company received periodic advances, net of offsets, from officers of the Company. These amounts were short term in nature and were settled in 2014.

During 2014, the Company paid the full amount of health insurance premiums on behalf of the employees. At December 31, 2014 employees owed to the Company approximately $3,601 for their portion of such premiums. The Company expects to receive payment in full from employees of this amount during the first quarter of 2015.

See also Note L for description of research arrangements with equity holders entered into in 2014.

NOTE H—STOCKHOLDERS’ EQUITY

[1]	Overview:

The Company’s Certificate of Incorporation, originally filed on May 10, 2012, amended in July 2012 authorized the issuance of 10,000,000 shares of common stock, and was most recently amended on August 14, 2014, to authorize the issuance of two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock”. The total number of shares which the Company is authorized to issue is 40,000,000, each with a par value of $0.001 per share. Of these shares, 25,000,000 shall be Common Stock and 15,000,000 shall be Preferred Stock. All of the 15,000,000 authorized shares of Preferred Stock have been designated as Series R.

[2]	Common stock:

Upon the Company’s formation, the four founders each paid $1,500 and three of the four founders were issued 1,500,000 shares of common stock by the company. The fourth founder was issued shares in May 2014. During the period of time between formation of the Company and May 2014, the fourth founder fully participated with the other founders with respect to capital contributions and other governance matters and could have taken possession of his shares at any time. Such shares are considered outstanding for all periods presented since such founder had constructive receipt and ownership of such shares. Additionally, upon execution of the August 2014 employment agreements (see Note I[2]) a portion of such shares became restricted and subject to potential buy-back by the Company through September 1, 2018. Compensation expense relating to the lapse in forfeiture of such shares has been recognized in general and administrative expense in the accompanying consolidated statements of operations commencing August 2014.

In addition to share capital, each of the founders contributed an equal amount to the capital of the Company as funds were needed. There were no additional shares issued in connection with such contributions to the capital. Such additional contributions to capital amounted to $204,919 and $11,000 for the years end December 31, 2014 and December 31, 2013, respectively.

[3]	Preferred stock:

On August 15, 2014, the Company sold 13,061,224 shares of Series R redeemable convertible preferred stock (“Series R Preferred”) for aggregate gross proceeds of $8 million (at a price of $0.6125 per share) to Roivant Sciences Ltd. (“Roivant”) (the “Roivant Transaction”). Concurrent therewith, the Company, its founders and Roivant entered into a series of stockholders agreements which contains numerous voting rights, tag-along and drag-along rights, share transfer rights, interim financing rights and registration rights. The Company is accreting the costs associated with the Series R Preferred raise on the effective interest method over the term to earliest maturity such that the carrying value will be equal to the redemption value on such date. Further, the dividends which accrue from day to day are shown as an increase to the carrying value of the Series R Preferred.

The preferred shares have the following rights and privileges:

Voting Rights

Holders of shares of Series R Preferred are entitled to vote on an “as if” converted to Common Stock basis, except that certain defined transactions require specific stockholder approval of the Series R Preferred. Further, as long as holders of Series R Preferred own greater than 51% of the fully diluted Common Stock outstanding, then that group of stockholders, as a group, is entitled to elect 3 of the 5 members of the Board of Directors of the Company.

Liquidation Preferences

In the event that the Company shall liquidate, dissolve or wind up, whether voluntarily or involuntarily, or sell all or substantially all of its assets, or sell the Company or a controlling interest in the Company or if certain events deemed to be a liquidation occur (a “Liquidation Event”), then first, the holders of shares of Preferred Stock shall be entitled to receive, in preference to holders of Common Stock, the greater of (1) the original purchase price of the shares of Series R Preferred, plus all accrued and unpaid dividends, and (2) the amount that would have been received if the preferred shares were converted to Common Stock. Following such payments, any remaining undistributed assets shall be shared ratably on an “as if converted to Common Stock” basis with the common stockholders.

Dividends

The holders of the Series R Preferred are entitled to receive dividends at the rate of 6% per annum of the sum of the original purchase price of the Series R Preferred and any accumulated unpaid dividends. Such dividends accrue on a daily basis from the date of issuance and accumulate quarterly regardless of whether declared by the Board of Directors, the Company has funds available to pay such dividend or the Company is legally permitted to pay such dividends. Dividends shall continue to accrue until the earliest of (i) a liquidation, deemed liquidation of the Company or the date the first payment is made by the Company pursuant to a redemption demand by the Series R Preferred holders, (ii) the date the Series R Preferred shares convert into Common Stock, or (iii) the date on which Series R Preferred shares are otherwise acquired by the Company. No dividends have been declared through December 31, 2014.

Redemption Rights

Upon receipt by the Company of a demand to have their Preferred Stock redeemed (which is permitable only upon the third anniversary of the date of issuance or upon the occurrence of specific redemption events, as defined), then the Company shall be obligated to redeem the Series R Preferred in 3 equal annual installment payments. Interest at 9% per annum is payable on the second and third annual installment, until paid. The amount of the payment is the greater of (1) the original Series R Preferred purchase price plus accrued and unpaid dividends and (2) the amount that would be received as if a liquidation event occurred (and the “fair market value of the Company” determined) and then Preferred Stock was converted into Common Stock and repurchased at its “fair market value” per share.

Conversion

Each share of Series R Preferred will be convertible into Common Stock, subject to certain anti-dilution protections, at the option of the holder based upon a formula computed by multiplying the number of shares of Series R Preferred to be converted by (1) the sum of the Series R Preferred purchase price ($0.6125 per share) plus all accrued and unpaid dividends divided by the conversion price then in effect (initially at $0.6125 per share). Each share of Series R Preferred will automatically convert into one share of Common Stock upon the closing of the sale of shares of Common Stock in a firm-commitment underwritten public offering (“IPO”) pursuant to an effective registration statement under the Securities Act of 1933, as amended. If a conversion of Series R Preferred is to be made in connection with a Deemed Liquidation or other transaction affecting the Corporation, the conversion of any Shares may, at the election of the holder, be conditioned upon the consummation of such event or transaction, in which case such conversion shall not be deemed to be effective until such event or transaction has been consummated.

If, any time after the original date of the issuance of the Series R Preferred, the Company issues or sells any shares of Common Stock for consideration per share less than the conversion price in effect immediately prior to such transaction, then the conversion price shall be reduced to a new conversion price determined by dividing (a) the sum of (1) the product derived by multiplying the conversion price in effect immediately prior to such issuance or sale plus (2) the consideration received by the Company upon such issuance or sale by (b) the number of shares of Common Stock deemed outstanding immediately after such issuance or sale.

NOTE I – SHARE-BASED COMPENSATION

Plan Description

In November 2014, the Company adopted its 2014 Equity Incentive Plan (“2014 Plan”), which covers 1,200,000 shares of the Company’s common stock. The Company’s employees, directors and consultants are eligible to receive non-qualified and incentive stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, and other stock awards under the plan. Options granted to non-employee directors and employees vest over four years and have a ten-year contractual term. Options granted to our Senior Advisor vest over three years and have a ten-year contractual term. Generally, each option has an exercise price equal to the fair market value of the Company’s common stock on the date of grant. For grants of incentive stock options, if the grantee owns, or is deemed to own, 10% or more of the total voting power of the

Company, then the exercise price shall be 110% of the fair market value of the Company’s common stock on the date of grant and the option will have a five-year contractual term. Options that are forfeited or expire are available for future grants. At December 31, 2014, a total of 653,370 shares of common stock were reserved for future issuance under the plan.

Early Exercises of Stock Options

Stock options granted under the 2014 plan provide Director and Senior Advisor option holders, if approved by the board of directors, the right to exercise unvested options, which is subject to a repurchase right held by the Company at the lower of (i) the fair market value of its common stock on the date of repurchase or (ii) the original purchase price. Early exercises of options are not deemed to be substantive exercises for accounting purposes and accordingly, amounts received for early exercises are recorded as a liability. As of December 31, 2014 and 2013, there were 309,060 and nil shares, respectively, subject to repurchase related to stock options early exercised and unvested and will be reclassified to common stock and additional paid-in capital as the underlying shares vest. As of December 31, 2014 and 2013, the Company recorded a liability related to these shares subject to repurchase in the amount of $173,074 and nil, respectively, within other long-term liabilities in its consolidated balance sheets.

Fair Value of Common Stock

The Company’s board of directors considered numerous objective and subjective factors to determine the fair value of common stock at each grant date. These factors included, but were not limited to, (i) contemporaneous valuations of common stock performed by unrelated third-party firms; (ii) the prices for the preferred stock sold to outside investors; (iii) the rights, preferences and privileges of the preferred stock relative to the common stock; (iv) the lack of marketability of the Company’s common stock; (v) developments in the business; and (vi) the likelihood of achieving a liquidity event, such as an initial public offering or a merger or acquisition of the Company, given prevailing market conditions.

Stock Options and Share-Based Compensation

Information with respect to the 2014 Plan’s activity is below:

	December 31,
	2014	2013
Options granted:
Employees	128,510	—
Directors	218,120	—
Senior Advisor	200,000	—
	546,630
Compensation expense:
Employees	$1,233	—
Directors	2,284	—
Senior Advisor	2,755	—
	$6,272

As of December 31, 2014, no options have expired or been forfeited. Compensation expense above has been recorded as a component of General and administrative costs. As of December 31, 2014, there was $222,897 of unrecognized compensation expense that will be recognized over the remaining weighted-average period of 3.78 years.

The following table summarizes information about the Company’s stock options outstanding at December 31, 2014:

	Shares Subject to Options Outstanding
	Shares Subject to Options	Weighted Average Exercise Price	Weighted-Average Remaining Contractual Term
Expected to vest as of December 31, 2014	546,630	$0.56	9.88
Exercisable as of December 31, 2014	109,060	0.56	9.88

The options exercisable as of December 31, 2014 include options that are exercisable prior to vesting.

The Black-Scholes option valuation model is used to estimate the fair value of the options. The following table summarizes the fair value of options granted during 2014 and the assumptions used to estimate the fair value:

	December 31,
	2014	2013
Average expected life (years)	6.16	—
Weighted average forfeiture range	0.00%
Dividends	0.00%	—
Weighted average volatility	88.80%	—
Weighted average risk-free interest rate	1.85%	—
Weighted average fair value at grant date	$0.42

The expected term of the options is estimated based on the “simplified method” as permitted by SAB No. 110. Expected volatility was calculated using the average historical volatility of comparable public companies. The risk-free interest rate is based on U.S. Treasury yields for securities in effect at the time of grants with terms approximating the term of the grants. The assumptions used in the Black-Scholes option valuation model are highly subjective, particularly as to stock price volatility of the underlying stock, which can materially affect the resulting valuation.

The Company is required to estimate forfeitures at the time of grant and revise those estimates in subsequent periods if actual forfeitures differ from those estimates. Given the early stage nature of the company, an initial annual forfeiture rate of 0% has been used. All stock-based payment awards are amortized on a straight-line basis over the requisite service periods of the awards, which are generally the vesting periods.

NOTE J—INCOME TAXES

For tax years 2014 and 2013, the Company had no federal or state income taxes payable due to its losses. The Company is required to pay minimum tax to New Jersey.

A reconciliation between the Company’s effective tax rate and the federal statutory tax rate for the tax years 2014 and 2013 is as follows:

	2014	2013
Federal income taxes	(34.0)%	(34.0)%
State income tax, net of federal benefit	(6.5)	(5.6)
Research and development	(0.2)	—
Permanent differences	0.9	—
Change in valuation allowance	39.8	39.6

Total	0.0%	0.0%

Significant components of the Company’s net deferred tax asset as of December 31, 2014 and 2013 are shown below. In determining the realizability of the Company’s net deferred tax asset, the Company considered numerous factors, including historical profitability, estimated future taxable income, and the industry in which it operates. Based on this information the Company has provided a valuation allowance for the full amount of its net deferred tax asset because the Company has determined that it is more likely than not that it will not be realized.

The components of the deferred tax assets (liabilities) at December 31 are comprised primarily of:

	2014	2013
Current deferred tax assets:
Accrual to cash	$—	$7,059
Accrued vacation	6,860	—
Accrued bonus	33,766	—

Gross current deferred tax assets	40,626	7,059
Valuation allowance	(40,626)	(7,059)

Net current deferred taxes	—	—
Noncurrent deferred tax assets/(liabilities):
Upfront license fees addback	638,721	—
Stock option expense – NQO & ISO	464	—
Federal net operating loss carryforwards	1,162,443	8,641
State net operating loss carryforwards	228,493	1,450
Federal R&D tax credit	11,138
Depreciation	(732)	—
License fee amortization	(42,581)	—
In process research & development	(3,938,412)	—

Gross noncurrent deferred tax (liability)/asset	(1,940,466)	10,091
Valuation allowance	(1,997,946)	(10,091)

Net noncurrent deferred tax (liability)/asset	(3,938,412)	—

Net deferred tax (liability)/asset	$(3,938,412)	$—

A valuation allowance is required to reduce the deferred tax assets reported if, based on the weight of the evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. After consideration of the available evidence, both positive and negative, the Company determined that valuation allowances of $2.0 million and $17,000 at December 31, 2014 and 2013, respectively, were necessary to reduce the deferred tax assets to the amount that will more likely than not be realized.

At December 31, 2014 the company had federal and state net operating loss (“NOL”) carry forwards of approximately $3.5 million and $3.6 million, respectively, which expire in 2032. The company may be subject to the net operating loss utilization provisions of Section 382 of the Internal Revenue Code. The effect on an ownership change would be the imposition of an annual limitation on the use of NOL carryforwards attributable to periods before the change. The amount of the annual limitation depends upon the value of the Company immediately before the change, changes to the Company’s capital during a specified period, and the federal published interest rate. Of the aforementioned net operating losses, $11,000 of Federal and $57,000 of state relate to historic Enantigen. Although the Company has not undergone an IRC Section 382 analysis, it is likely that the utilization of the NOLs will be substantially limited as a result of the Roivant Transaction (See Note F) and merger transaction with Tekmira (See Note M).

The Company applies the elements of FASB ASC 740-10, Income Taxes – Overall, regarding accounting for uncertainty in income taxes. This clarifies the accounting for uncertainty in income taxes recognized in financial statements and required impact of a tax position to be recognized in the financial statements if that position is more likely than not of being sustained by the taxing authority. As of December 31, 2014 the Company did not have any unrecognized tax benefits and has not accrued any interest or penalties through 2014. The Company does not expect to have any unrecognized tax benefits within the next twelve months. The Company’s policy is to recognize interest and penalties related to tax matters within the income tax provision. Tax years beginning in 2011 are generally subject to examination by taxing authorities, although net operating losses from all years are subject to examinations and adjustments for at least three years following the year in which the attributes are used.

NOTE K—COMMITMENTS AND CONTINGENCIES

[1]	Operating leases:

In September 2014, OnCore entered into an amended lease with Bucks County Biotechnology Center, Inc. in Doylestown, PA with a one-year term expiring March 2015. Under the terms of the lease the Company pays $10,343 per month which includes common area maintenance charges and utilities. The Company also paid $6,000 upon execution of the lease for upfitting of the leased space, which will be refunded by the lessor via a rental reduction rate of $500 per month for twelve months. The Company was also required to pay a security deposit of approximately $8,800.

OnCore had entered into several lease agreement amendments with the same lessor under short term leases for the periods from July 2012 to September 2014.

Enantigen leases office space from the Bucks County Biotechnology Center, Inc. as well as lab space from the Baruch S. Blumberg Institute (“Blumberg”). Under the terms of the leases, the Company pays approximately $2,600 per month which includes common area maintenance charges and utilities. Enantigen was required to pay a security deposit of $2,227. These leases expire in August 2015.

Future minimum lease payments under the non-cancellable leases as of December 31, 2014 are as follows:

Minimum Rent Payments
2015	$44,460
Total	$44,460

Rent expense was approximately $82,102 and $3,000 for the years ended December 31, 2014 and 2013, respectively.

[2]	Employment agreements:

During the period prior to the initial employment agreement in July 2014, the four founders (“Executives”) did not receive any compensation.

On August 15, 2014, each of the Executives entered into an amended employment agreement which contains the following new clauses:

A. Until such time as the Company shall have received at least $4 million in financing from Roivant, the Executives decline to receive or accrue any cash compensation either as Base Salary or Target Bonus; and

B. Immediately after the Company shall have received at least $4 million in financing from Roivant, and until such time as the Company shall have completed an initial public offering of its stock, the Executive agrees to an annual Base Salary of $200,000 and a Target Bonus of 25% of such Base Salary.

Each Executive owns 1,500,000 shares of Common Stock (the “Subject Shares”). 20% or 300,000, of the Subject Shares are unrestricted and not subject to the repurchase option described below. The remaining 80% or 1,200,000, of the Subject Shares (the “Buyback Shares”) will remain outstanding and fully participating but will be subject to repurchase by the Company under the circumstances and at the prices described below. Subject to various conditions, the right of the Company to purchase the Buyback Shares shall terminate in installments of 75,000 shares, subject to adjustment to reflect stock splits, reverse stock splits or combinations, at the end of each three-month period starting with the three-month period commencing on September 1, 2014 and ending November 30, 2014, with the right of the Company to repurchase any of the Buyback Shares terminating on September 1, 2018. As of December 31, 2014, 1,125,000 of the Buyback Shares remain subject to repurchase by the Company.

The right of the Company to repurchase Buyback Shares shall terminate with respect to all Buyback Shares which have not previously been released from the right of repurchase if the Executive’s employment with the Company is terminated without cause or by the Executive for good reason. Upon the occurrence of an initial public offering of Common Stock anytime between September 1, 2014 and August 31, 2015, the right of the Company to repurchase Buyback Shares shall terminate with respect to the first one-fourth ( 1⁄4), or 300,000, of the Buyback Shares, whether or not the Company’s right to repurchase such Buyback Shares had otherwise terminated.

In the event that the Company terminates the Executive’s employment with the Company for Cause or the Executive terminates his employment other than for Good Reason, the Company may, during the 60-day period following such termination, repurchase any or all of the Buyback Shares which have not previously been released from the right of repurchase as of the date of such termination of employment, at a purchase price of $0.001 per share.

In the event that the Executive’s employment with the Company is terminated as a result of death or Disability, the right of the Company to repurchase Buyback Shares shall terminate with respect to a number of Buyback Shares which have not previously been released from the right of repurchase equal to: the greater of (i) one-half of any remaining Buyback Shares or (ii) 1,012,500 Buyback Shares. The Company may, during the 60-day period following death or Disability, purchase any or all of the remaining Buyback Shares on the date of death or Disability at a purchase price equal to the fair market value of such shares on such date as determined by the Board of Directors of the Company. The right of the Company to purchase Buyback Shares shall terminate with respect to any remaining Buyback Shares not so purchased as of the end of such 60-day period.

The August 2014 amendment to the employment agreement caused a portion of the previously unrestricted Common Stock to become unvested Common Stock, or Buyback Shares, as described above. For financial reporting purposes, the fair value of the Common Stock which is unvested which was approximately $1,344,000, will be recognized as an expense over the vesting term beginning on August 15, 2014. As of December 31, 2014, $124,700 has been recognized as compensation expense.

[3]	Legal proceedings:

The Company is not involved in any legal proceeding that it expects to have a material effect on its business, financial condition, results of operations and cash flows.

NOTE L—PATENT LICENSE AGREEMENTS

[1]	Drexel and Blumberg—October 2013:

In October 2013 the Enantigen entered into two separate patent license agreements with similar terms with the Drexel University (“Drexel”) and Blumberg whereby the Licensors (Drexel and Blumberg) granted Enantigen exclusive world-wide license rights, for certain intellectual property relating to pharmaceutical compositions, therapeutics, diagnostics and any other biopharmaceutical inventions related to Hepatitis B Virus, to make, have made, use, import, offer for sale and sell the licensed products in the field of use during the term of the agreement. The agreement will terminate upon the later of: (a) the expiration or abandonment of the last patent to expire or become abandoned of the patent rights or (b) 10 years after the first sale of the first licensed product if no patent has issued from the patent rights. The Company can also terminate the agreement upon specified notice to the Licensor.

The license agreements contain the following consideration to the licensor:

License Initiation Fee—In October 2013, Enantigen paid a $10,000 non-refundable, non-creditable license initiation fee, as required by only one of the agreements.

Clinical and Regulatory Milestone Payments—The Company will be required to pay clinical and regulatory milestone payments in the aggregate of up to $500,000 for each of the licensed products, and each milestone payment would occur after the first achievement of each milestone event.

Royalty Payments—The Company will be required to pay a sales-based royalty (low- single digit royalty rate) on aggregate net sales of licensed products on a quarterly basis.

Sublicense Fees—The Company will be required to pay a specified percentage of any sub-license revenue fees in the event the Company was to sublicense a licensed product.

The Company was also required to pay all expenses related to the preparation, filing, prosecution and maintenance of licensed patents incurred by Licensors and reimburse the Licensors for any future expenses incurred related to the licensed patents.

[2]	Drexel and Blumberg—September 2014:

In September 2014 Enantigen entered into a separate patent license agreement with Drexel and Blumberg whereby the Licensors (Drexel and Blumberg) granted Enantigen exclusive world-wide license rights, for certain intellectual property relating to pharmaceutical compositions, therapeutics, diagnostics and any other biopharmaceutical inventions related to Hepatitis B Virus, to make, have made, use, import, offer for sale and sell the licensed products in the field of use during the term of the agreement. The agreement will terminate upon the later of: (a) the expiration or abandonment of the last patent to expire or become abandoned of the patent rights or (b) 10 years after the first sale of the first licensed product if no patent has issued from the patent rights. The Company can also terminate the agreement upon specified notice to the Licensor.

The license agreement contains the following consideration to the licensor:

Clinical and Regulatory Milestone Payments—The Company will be required to pay clinical and regulatory milestone payments in the aggregate of up to $500,000 for each of the licensed products, and each milestone payment would occur after the first achievement of each milestone event.

Royalty Payments—The Company will be required to pay a sales-based royalty (low- single digit royalty rate) on aggregate net sales of licensed products on a quarterly basis.

Sublicense Fees—The Company will be required to pay a specified percentage of any sub-license revenue fees in the event the Company was to sublicense a licensed product.

The Company is also required to pay all expenses related to the preparation, filing, prosecution and maintenance of licensed patents incurred by Licensors and reimburse the Licensors for any future expenses incurred related to the licensed patents.

[3]	Pharmabridge – October 2013:

In October 2013, Enantigen entered into a patent passthrough agreement with Pharmabridge, Inc. (“Pharmabridge”), a shareholder prior to the acquisition by OnCore, whereby Pharmabridge granted to Enantigen patent rights to develop and commercialize certain intellectual property. The transfer of rights to the intellectual property was recorded by Enantigen at the historical carrying value, which was de minimus.

[4]	Drexel and Blumberg – February 2014:

In February 2014, OnCore entered into a patent license agreement with Drexel University (“Drexel”) and the Baruch S. Blumberg Institute (“Blumberg”), whereby the Licensors (Drexel and Blumberg) granted to OnCore (i) an exclusive, world-wide license of the Patent Rights and Know-how of the Licensed Products (related to intellectual property relating to the treatment of hepatitis B virus infection and hepatocellular carcinoma). This Agreement will terminate on a country-by-country and Licensed Product-by-Licensed Product basis upon the later of: (a) the expiration or abandonment of the last Valid Claim claiming such Licensed Product in such country; or (b) ten (10) years after the first Sale of the first Licensed Product in such country if no patent has issued from the Licensed Patents. The Company can also terminate the agreement upon specified notice to the Licensor.

The license agreement contains the following consideration to the licensor:

License Initiation Fee— OnCore paid to the Licensors in September 2014 (after the closing of the Qualified Financing (See the Roivant Transaction described in Note F) a non-refundable, non-creditable license initiation fee of $50,000 per license compound series for a total of $150,000.

Common Stock Warrants—The Company agreed to issue to each Licensor a warrant to purchase 2.5% of the fully diluted post-money capitalization (subject to a cap of $2.5 million in funds raised) of the Company at an exercise price of $0.001 per share and expiring in February 2019. Concurrent with the Roivant Transaction (see Note F), the Licensors warrants were automatically exercised and each Licensor was issued 265,306 shares of Common Stock. The Company computed the value of these warrants as summarized below and further described in Note F, which value was part of the initial license consideration.

Clinical and Regulatory Milestone Payments—The Company will be required to pay clinical and regulatory milestone payments in the aggregate of up to $3.5 million for each of the three licensed compound series, and each milestone payment occurs after the first achievement of each milestone event.

Royalty Payments—The Company will be required to pay a sales-based royalty (mid-single digit royalty rate) on aggregate Net Sales of Licensed Products.

Sales Milestone Payments—The Company will be required to pay sales based milestones of up to an aggregate $92.5 million per Licensed Product sold.

Research Fees—The Company will enter into a sponsored research agreement with Blumberg to further evaluate the Licensed Compound Series, see Note L [6] below.

Sublicense Fees—The Company is also required to pay the licensors a specified percentage of any sub-license revenue fees in the event the Company was to sublicense a Licensed Product.

Technology Fee—In consideration of Licensor’s provision of research materials to Company (“technology transfer”), the Company is required to pay to Licensor $15,000 in February 2015, for which a liability was recorded in February 2014.

The value of the up-front payment, technology transfer and warrants issued to the Licensors will be recognized as a research and development expense at the date of the license agreement, and the remainder of the payments are considered contingent payments, and will be recognized when, and if, paid.

The Company estimated the initial value of the warrants upon issuance of approximately $145,000 using a probability weighting of potential outcomes of funding options—including the duration until funding is received and the size of the potential funding. This Monte Carlo simulation model used these funding possibilities to determine a probable warrant value which was then discounted at a rate of 9.9% which was reflective of the Company’s capital structure and cost of capital over the probability-weighted expected period to funding.

[5]	NeuroVive – September 2014:

In September 2014, OnCore entered into a license agreement with NeuroVive Pharmaceutical AB (“NeuroVive”) for certain cyclophilin inhibitors with antiviral activity for a term through the expiry of the underlying patents or termination of license agreement.

The license agreement contains the following consideration to the licensor:

Upfront License Fee—At the inception of the agreement, OnCore paid the licensor an up-front fee of $1,000,000.

Common Stock—In the event the Company consummates a firm-commitment underwritten initial public offering of stock, the Company will issue to, or cause to be issued to, NeuroVive a number of shares of Common Stock of the publicly-traded entity that is equal to $1,000,000 divided by the average of the opening and closing price of the publicly traded stock on the first day of trading. Due to the contingent nature of this consideration, the Company will record the value of the Common Stock to be issued at the closing of its initial public offering, if completed.

Clinical and Regulatory Milestone Payments—The Company will be required to pay clinical and regulatory milestone payments in the aggregate of up to $47 million for each licensed product, and each milestone payment occurs after the first achievement of each milestone event.

Sales Milestone Payments—The Company will be required to pay sales based milestones of up to an aggregate $102.5 million per licensed product sold.

Royalty Payments—The Company will be required to pay royalties on gross sales of products underlying this license agreement at a graduated rates ranging from mid-single digits to low-double digits.

Discontinuation Fee—In the event the Company makes a business decision to terminate the program for convenience, which is not based on safety or efficacy, the Company shall be required to pay a $2,000,000 discontinuation fee to NeuroVive.

The value of the up-front payment paid to the lessor will be recognized as a research and development expense at the date of the license agreement, and the remainder of the payments are contingent and will be recognized when and if paid.

The Company may also procure transition services and active pharmaceutical ingredients from NeuroVive, on an as needed basis. None has been procured through March 6, 2015.

[6]	Blumberg Research Collaboration and Funding Agreement – October 2014:

On October 29, 2014, the Company entered into a research collaboration and funding agreement with Blumberg, whereby Blumberg will conduct research in the fields of hepatitis B virus and liver cancer in collaboration with the Company. The agreement has an initial term of three years and may be renewed at the option of the Company for one additional three year term.

The Company will provide funding under this agreement in the amount of $1,000,000 per year for three years, with the initial payment due within 10 days of the effective date of the agreement, with subsequent payments of $500,000 due within 60 days of each six-month anniversary of the effective date beginning on October 29, 2015. Upon the closing of an initial public offering by the Company resulting in proceeds of $50,000,000 or more, net of expenses, the Company will deposit in escrow any funding payments that have not yet been made under this agreement.

Blumberg has granted the Company the sole and exclusive right to obtain an exclusive, royalty-bearing, worldwide and all-fields license under Blumberg’s rights in any invention discovered by Blumberg related to research under this agreement. No such election has been made as of December 31, 2014. If the Company elects to license such rights, such license will require the following consideration to be paid by the Company to Blumberg:

For compound series with composition of matter claims:

Upfront license fee: $100,000 due upon execution of license

Development milestones: up to an aggregate of $8,100,000

Sales-based milestones: up to an aggregate of $92,500,000

Royalty: mid-single digit royalty on net product sales

For method of use patents only:

Development milestones: up to an aggregate of $3,000,000

Royalty: low-single digit royalty on net product sales

[7]	Cytos – December 2014:

On December 30, 2014, the Company entered into a license agreement with Cytos and upon satisfaction of specified closing conditions, will receive an exclusive, worldwide, sublicensable (subject to certain restrictions with respect to licensed viral infections other than hepatitis) license, under patents and know-how controlled by Cytos, to research, develop, manufacture, use and commercialize, licensed products that incorporate licensed compounds. Licensed compounds are Qbeta-derived virus-like particles that encapsulate TLR9, TLR7 or RIG-I agonists and that may or may not be conjugated with antigens from hepatitis virus or other licensed viruses. Upon closing, the Company will have an option to expand our license to include additional viral infections other than influenza and Cytos will retain all rights with respect to development, manufacture and commercialization of licensed products for influenza, all non-viral infections, and all viral infections (other than hepatitis) for which the Company has not exercised its option. The Company will have additional diligence obligations with respect to those infections for which the Company exercises its option. The Company will also have a right of first refusal to purchase the licensed patents and know-how if Cytos becomes insolvent.

The license agreement contains the following consideration to the licensor:

Clinical and Regulatory Milestone Payments—The Company will be required to pay Cytos up to a total of $67.0 million for each of the six licensed compound series upon the achievement of specified development and regulatory milestones for hepatitis and each additional licensed viral infection.

Discontinuation Fee—In the event the Company makes a business decision to terminate any of the programs covered under the license agreement with Cytos for convenience, which is not based on safety or efficacy, the Company shall be required to pay a $1,000,000 discontinuation fee to Cytos. This discontinuation payment is also payable if the Company fails to initiate research or development activities within a specified period of time with respect to any viral infection for which the Company exercises its option, in which case our license to such viral infection will automatically terminate.

Sales-based milestones: up to an aggregate of $110,000,000

Royalty: high-single to low-double digit royalty on net product sales

Each of the above payments are contingent and will be recognized when and if paid by the Company.

The Company may terminate the Cytos Agreement 180 days or more after signing if the closing has not occurred because the conditions to closing have not then been satisfied or waived or are incapable of fulfillment other than due to the Company’s actions or failure to act. The Company may terminate the Cytos Agreement after closing in whole or part for convenience, and either party may terminate the Cytos Agreement for the other party’s uncured material breach. Upon any termination by the Company for convenience after the closing or by Cytos for our uncured material breach, the Company is obligated to transfer to Cytos the Company’s regulatory documentation and approvals that are specific to the terminated licensed products, and the Company is required to sell to Cytos, at a specified price, biological materials, clinical trial supplies and all commercial inventory not sold in the post-termination sell-off period, and the Company’s sublicense agreements will be assigned to Cytos.

NOTE M—SUBSEQUENT EVENTS

The Company evaluated all subsequent events that occurred through March 6, 2015, which is the date that the financial statements were available to be issued. There were significant transactions in 2015 related to the Roivant Transaction (Note H), the execution of the merger agreement with Tekmira and Share-Based Compensation (Note I), in each case as described below.

[1]	Merger Agreement With Tekmira

On January 11, 2015, Tekmira, a leading developer of RNA interference (RNAi) therapeutics, and OnCore, announced the signing of a merger agreement to create a new leading global HBV company focused on developing a curative regimen for hepatitis B patients by combining multiple therapeutic approaches.

Under the terms of the agreement, the transaction will be carried out by way of a merger pursuant to which OnCore will merge with a wholly-owned subsidiary of Tekmira and thereby become a wholly owned subsidiary of Tekmira. Upon closing of the transaction the stockholders of OnCore will hold approximately fifty percent (50%) of the total number of outstanding shares of capital stock of Tekmira, calculated on a fully-diluted and as-converted basis using the treasury stock method.

The merger was approved by a majority of the shareholders of Tekmira present, in person or by proxy, at a special meeting of Tekmira shareholders held on March 3, 2015. In addition, the Tekmira Board of Directors unanimously approved the transaction. Completion of the transaction occurred on March 4, 2015.

Contingent upon, and effective immediately prior to, the closing of the merger, 225,000 Buyback Shares, which are further described in Note K[2] held by each of the four Executives were released from the Company’s repurchase rights whether or not the Company’s right to repurchase such Buyback Shares had otherwise terminated.

[2]	Preferred Stock – January 2015

On January 20 and 21, 2015, OnCore issued an aggregate of 1,555,454 additional shares of Series R preferred stock to Roivant at a purchase price of $0.6125 per share for an aggregate price of $952,716. In connection with the additional purchase by Roivant, each of the four Executives purchased 163,792 shares of Series R preferred stock for $100,323.

[3]	Preferred Stock – February 2015

On February 27, 2015 OnCore issued 834,163 additional shares of Series R preferred stock to Roivant at a purchase price of $0.6125 per share for $510,925. In connection with the additional purchase by Roivant, each of the four Executives purchased 87,377 shares of Series R preferred stock for $53,518.

[4]	Stock Option Early Exercise – March 2015

On March 2, 2015, 54,530 options were early exercised by one of the Company’s directors. The Company received proceeds of $30,537, which will be recorded as a liability and will be reclassified to common stock and additional paid-in capital as the underlying shares vest.